EXHIBIT 10.5

570 Lexington Avenue
22nd Floor
New York, NY  10022

Phone:  516.578.0597
SignalPointCommunications.com

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into on March 24th, 2015 between Signal Point Holdings Corp., a Delaware corporation (the "Company"), and SAB Management LLC (the "Consultant").

WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.     EFFECTIVE DATE AND CONSULTING TERM: This Agreement shall be effective on the date first written above (the "Effective Date"). The Consultant shall commence rendering his consulting services hereunder on the later of March 24, 2015 or the Closing of the merger with Roomlinx and shall continue to render such services for a five-year (5) term expiring on April 1, 2020 (the "Consulting  Term"),  unless  the Consulting  Term  shall  be earlier  terminated  in accordance with Section 7 or 8 below. Each twelve-month period during the Consulting Term that commences on April 1 and ends on March 31st of the following year shall be referred to herein as a "Year".

2.     POSITION AND DUTIES: During the Consulting Term, the Consultant shall, at the request of the Company's Chairman of the Board, Chief Executive Officer or Board of Directors and Series B Share Holders, as the case may be, render consulting services to the Company relating to strategic planning, product development and general business and financial matters. During each Year of the Consulting Term, the Consultant shall not be required to devote more than 2000 hours to the rendering of his consulting services hereunder.  Services to be rendered by the Consultant shall be performed in majority by Andrew Bressman, unless otherwise agreed to.

3.     LOCATION: The Consultant's consulting services shall be rendered at the Company's principal executive offices or at any other mutually agreeable location. The Company shall be required to provide the Consultant with office space or secretarial or other support services in connection with his rendering of consulting services hereunder.

4.     COMPENSATION: The Consultant shall be compensated by the Company as follows:

a.     Consulting Fees: During the Consulting Term, the Consultant will be paid the sum of $425,000 per Year of the Consulting Term, the Consultant's fees shall be payable bi-monthly in equal installments. The Consultant will be responsible for any and all taxes and indemnifies the company of any failure to pay such taxes by the consultant. In the event of any default (a Default will be a delay of 10 or more days in payment) by the Company the amount due and owing will accrue interest at the rate of sixteen (16%) percent per annum and the Company waives any and all defenses including, but not limited to, usury.

b.     Expenses: During the Consulting Term, the Company shall reimburse the Consultant for all business expenses reasonably incurred by the Consultant in the performance of his consulting services hereunder as requested by the Chairman of the Board, Chief Executive Officer or Board of Directors, as the case may be, upon submission to the Company of appropriate documentation in respect of such expenses and approval by the Chief Executive Officer or Chief Operating Officer or Chief Financial Officer .

5.      INDEPENDENT CONTRACTOR: During the Consulting Term, the Consultant shall be an independent contractor and may also be employee of the Company. However, regardless of services that maybe provided as an employee, the Consultant shall be responsible for payment of all taxes for remuneration received under this Consulting Agreement, including Federal and State income tax, Social Security tax, Unemployment Insurance tax, and any other taxes or business license fees as required.

6.      EFFORTS: The Consultant shall devote reasonable efforts and attention in rendering his services hereunder.

7.     VOLUNTARY TERMINATION:  The Consultant may voluntarily terminate  his consultancy for any reason upon providing the Company with 30 days' prior written notice. In the event Consultant voluntarily terminates his consultancy with the Company, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned, but not yet paid as of the effective date of his termination and (y) the reimbursement of his expenses in accordance with Section 4(b).

8.     OTHER TERMINATION:  The Consultant's consultancy may be terminated by the Company in the event of the Consultant's death or disability (as defined below) or for cause (as defined below). Upon any termination under this Section 8, the Consultant shall be entitled to no compensation from the Company other than in respect of (x) any monthly installment of consulting fees earned, but not yet paid as of the effective date of his termination and (y) the reimbursement of his expenses in accordance with Section 4(b) above. For purposes of this Agreement, (a)  "disability" means the Consultant's inability to  perform  services  for  any consecutive 120-day period as a result of a physical and/or mental impairment and (b) "for cause" means a termination of the Consultant's  consultancy by the Company for any of the following reasons: (i) the Consultant’s willful and continued refusal to perform any duty reasonably assigned to him in accordance with the provisions of this Agreement; (ii) any breach of this Agreement by the Consultant, which if curable, is not cured within twenty (20) days following written notice from the Company to the Consultant of such breach; and (iii) The Series B holder can terminate this agreement on 30 day’s prior written notice in which case Consultant will be entitled to One Year’s Consulting fee set forth in Section 4(a) above, payable in 12 equal monthly payments.

9.     NON-SOLICITATION: During the period from the Effective Date through the end of the Consulting Term  and for a twelve  month  period  thereafter, or from  the earlier  date  of termination, the Consultant will not, directly or indirectly, recruit, induce or otherwise attempt to persuade any person who is now, or who subsequently becomes an employee, sales representative or consultant  of the Company  to terminate  his or her relationship with the Company.

10.   CONFIDENTIALITY: The Consultant shall not, commencing on the Effective Date and at all times  thereafter, directly or indirectly, communicate or divulge to, or use for the Consultant's own benefit or for the benefit of any other person, or entity, any of the Company's trade secrets, proprietary data and confidential information (including, without limitation, nonpublic  information  pertaining  to or derived  from (i) meetings  or deliberations of the Company's Board of Directors (or any committee thereof) and (ii) discussions with any officer or employee or former officer or employee of the Company, member or former member of the Company's Board of Directors or any current of former agent or attorney of the Company) communicated to or otherwise learned or acquired by the Consultant in the course of his service hereunder or in the course of his service on the Company's Board of Directors.

11.   LEGAL FEES: In the event of any Litigation, Investigation or other matter naming Andrew Bressman or SAB Management; the Company will pay 100% of Andrew Bressman’s and or SAB Managements legal fees with an attorney of his/their choice.

12.   MUTUAL RELEASE: The Consultant on behalf of himself and his successors, assigns and heirs and on behalf of each person or entity claiming through any of them, and the Company, on behalf of itself and its affiliates, their respective successors and assigns and each person or entity claiming through any of them, hereby forever relieves, releases and discharges the other (and as  applicable,  any  released  party's  successors,  predecessors,  assigns,  heirs,  agents, directors, officers and employees) from any and all claims, debts, liabilities, demands, obligations,  actions, or causes of action, whether arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, apparent or concealed; provided,  however,  that nothing  herein shall be deemed  to release (i) the Company  or the Consultant in connection with their respective rights and obligations under this Agreement (ii) the Consultant's rights to indemnification or reimbursement under the Company's by-laws, articles of incorporation, directors and officers liability insurance policies or indemnification agreements and (iii) the Consultant's rights to reimbursement of expenses incurred in respect of his service on the Company's Board of Directors.

The Consultant and the Company waive any rights to the full extent that they may lawfully waive such rights pertaining to this release, and affirm that they are releasing all known and unknown claims that they have or may have against any of the parties referred to in this Section.

13.    DISPUTE RESOLUTION:

In the event of any dispute or claim relating to or arising out of the Consultant's relationship with the Company, this Agreement, or the termination of the consultancy with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), any dispute or claim shall  be fully, finally   and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Manhattan, New York. The Consultant and the Company hereby knowingly and willingly waive their respective rights to have any such disputes  or claims tried by a judge or jury. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information or (ii) the Consultant's actual or alleged breach of Sections 9 and 10 above.

14.      SEVERABILITY: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15.       ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition, or otherwise.

16.       ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between Consultant and the Company regarding the terms and conditions hereof, and supersedes all prior negotiations, representations or agreements between Consultant and the Company regarding the Consultant's consultancy, whether written or oral.

17.      MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Consultant and an authorized officer of the Company.

18.           COMPANY: The term "Company" as used in this Agreement means and includes not only Signal Point Holdings Corp, but also any subsidiary, parent or affiliated corporation of Signal Point Holdings Corp, its assignees and successors.

19.           EACH PARTY THE DRAFTER: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

20.           GOVERNING LAW: This Agreement shall be interpreted  in accordance  with and governed  by the laws of the State of New York without  reference  to the conflict  of laws principles thereof or of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Signal Point Holdings Corp.

By:  /s/  Robert P. DePalo
  Robert P. DePalo Sr.
  CEO

Consultant

/s/         Andrew Bressman
              Andrew Bressman